Subject to approval by the board of trustees of the Trust for Advised Portfolios

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) made this ___ day of _______ 2020 by and between ZIEGLER CAPITAL MANAGEMENT, LLC (hereinafter referred to as the “Investment Adviser”) and USCA ASSET MANAGEMENT, LLC (hereinafter referred to as the “Subadviser”), which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.
WHEREAS, the Investment Adviser has been retained by the Trust for Advised Portfolios, a Delaware statutory trust (the “Trust”), a registered management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide investment advisory services to the Trust with respect to certain series of the Trust set forth in Schedule A hereto as may be amended from time to time (hereinafter referred to as a “Fund” and, collectively, the “Funds” of the Trust);
WHEREAS, the Investment Adviser wishes to enter into a contract with the Subadviser to provide research, analysis, advice and recommendations with respect to the purchase and sale of securities and other investments, and make investment commitments with respect to each Fund’s assets (“Allocated Assets”), subject to oversight by the Trustees of the Trust and the supervision of the Investment Adviser;
WHEREAS, the Subadviser rendered advice and services to the Fund under an investment sub-advisory agreement that automatically terminated pursuant to its terms and the Investment Adviser desires to continue to retain the services of the Subadviser.
NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound, the parties agree as follows:
1.In accordance with the Investment Advisory Agreement between the Trust and the Investment Adviser (“Investment Advisory Agreement”) with respect to the Funds, the Investment Adviser hereby appoints the Subadviser to act as subadviser with respect to the Allocated Assets for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services set forth herein, for the compensation provided herein.
2.For all of the services rendered with respect to a Fund as herein provided, the Investment Adviser shall pay to the Subadviser a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Fund (as defined below), as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter. In the case of termination of this Agreement with respect to a Fund during any calendar month, the fee with respect to such Fund accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the value of the Allocated Assets, as computed for purposes of calculating the Fund’s net asset value.

Subject to approval by the board of trustees of the Trust for Advised Portfolios

3.This Agreement shall become effective with respect to a Fund as of the date set forth opposite the Fund’s name as set forth on Schedule A hereto, provided that it has been approved by the Trustees of the Trust in accordance with the provisions of the 1940 Act and the rules thereunder and, if so required by the 1940 Act and the rules thereunder, by the shareholders of the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.
4.This Agreement shall continue in effect for the initial term set forth in Schedule A. It shall be renewed automatically thereafter with respect to a Fund by the Investment Adviser and the Subadviser for successive periods not exceeding one year, if and only if such renewal and continuance is specifically approved at least annually by the Board of Trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Fund as prescribed by the 1940 Act and provided further that such continuance is approved at least annually by a vote of a majority of the Trust’s Trustees, who are not parties to such Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement will terminate with respect to a Fund without the payment of any penalty by the Fund (i) upon termination of the Investment Advisory Agreement relating to the Fund by either party thereto (accompanied by simultaneous notice to the Subadviser), (ii) by the Fund at any time upon written notice to the Subadviser that the Trustees of the Trust or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the 1940 Act, have terminated this Agreement, or (iii) upon at least sixty days’ written notice to the Subadviser by the Investment Adviser. This Agreement may also be terminated by the Subadviser with respect to a Fund without penalty paid by the Fund upon ninety days’ written notice to the Investment Adviser and the Trust. Upon termination of this Agreement by the Adviser without cause (as defined below), the Adviser will pay to the Subadviser 1.0 times the trailing 12 month subadvisory fees received by the Subadviser as of the termination date.
With respect to termination of the Agreement by the Adviser, cause is defined as any of the following events preceding the notice of termination:
•Termination of the Agreement coincides with the liquidation of the Fund;
•Beginning on the three (3) –year anniversary of the Fund, any consecutive 36-month period of Fund performance without one instance of a 4-Star rating from Morningstar;
•Any change in Davis Rushing’s involvement in the management of the Fund without the Advisers consent; or
•Any bad actor events by Davis Rushing, the Subadviser’s management or the Subadviser as a firm.
This Agreement shall terminate automatically with respect to a Fund in the event of its assignment or, upon notice thereof to the Subadviser, the assignment of the Investment Advisory Agreement (in each case as the term “assignment” is defined in Section 2(a)(4) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission (“SEC”) by any rule, regulation, order or interpretive guidance)

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Subject to approval by the board of trustees of the Trust for Advised Portfolios

5.Subject to the oversight of the Board of Trustees of the Trust and the Investment Adviser, the Subadviser will provide an investment program for the Allocated Assets, including investment research and management with respect to securities and other investments, including cash and cash equivalents, and will determine from time to time what securities and other investments will be purchased, retained or sold. The Subadviser will provide the services under this Agreement in accordance with each Fund’s investment objective, policies and restrictions as stated in the Fund’s registration statement, as provided to the Subadviser by the Investment Adviser. The Subadviser further agrees that, in all matters relating to the performance of this Agreement, it:
(a)shall act in conformity with the Trust’s Declaration of Trust, By-Laws and currently effective registration statements under the 1940 Act and the Securities Act of 1933 (the “1933 Act”) and any amendments or supplements thereto (the “Registration Statements”) and with the written policies, procedures and guidelines of each Fund, and written instructions and directions of the Trustees of the Trust and shall comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”) and the rules thereunder, and all other applicable federal and state laws and regulations. The Investment Adviser agrees to provide Subadviser with copies of the Trust’s Declaration of Trust, By-Laws, Registration Statements, written policies, procedures and guidelines, and written instructions and directions of the Trustees, and any amendments or supplements to any of them at, or, if practicable, before the time such materials, instructions or directives become effective;
(b)will maintain at all times during the term of this Agreement, in full force and effect, insurance, including without limitation errors and omissions insurance, with reputable insurance carriers, in such amounts, covering such risks and liabilities, and with such deductibles and self-insurance as are consistent with customary industry practice;
(c)will pay expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction changes, if any) purchased for each Fund;
(d)will transmit buy and sell transactions, in a mutually agreeable format, pursuant to its investment determinations for the Allocated Assets to the Advisor for execution through the Advisor’s trading personnel.will review the daily valuation of investments comprising the Allocated Assets of each Fund as obtained on a daily basis by the Fund or its agents and sent to the Subadviser, and will promptly notify the Trust and the Investment Adviser if the Subadviser believes that any such valuations may not properly reflect the market value of any investments owned by the Fund, provided, however, that the Subadviser is not required by this subparagraph to obtain valuations of any such investments from brokers or dealers or otherwise, or to otherwise independently verify valuations of any such securities;
(e)will attend regular business and investment-related meetings with the Trust’s Board of Trustees and the Investment Adviser if requested to do so by the Trust and/or the Investment Adviser, and at its expense, shall supply the Board, the officers of the Trust, and the Investment Adviser with all information and reports reasonably required by them and reasonably available to the Subadviser relating to the services provided by the Subadviser hereunder;

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Subject to approval by the board of trustees of the Trust for Advised Portfolios

(f)will pay expenses incurred by the Trust for any matters related to any transaction or event that is deemed to result in a change of control of the Subadviser or otherwise result in the assignment of the Agreement under the 1940 Act.
6.The Investment Adviser or its affiliates may, from time to time, engage other subadvisers to advise other series of the Trust (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control (each a “Sub-Advised Fund”). The Subadviser agrees that it will not consult with any other subadviser engaged by the Investment Adviser or its affiliates with respect to transactions in securities or other assets concerning a Fund or another Sub-Advised Fund, except to the extent permitted by the rules under the 1940 Act that permit certain transactions with a subadviser or its affiliates.
7.Subadviser agrees with respect to the services provided to each Fund that:
(a)it will promptly communicate to the Investment Adviser such information relating to Fund transactions as the Investment Adviser or officers or Trustees of the Trust may reasonably request and as communicated to the Subadviser;
(b)it will promptly notify the Investment Adviser in writing about: (i) any financial condition that is likely to impair the Subadviser’s ability to fulfill its commitment under this Agreement; (ii) any contemplated change in control or management of the Subadviser; (iii) any change in the Subadviser’s personnel materially involved in the management of the Allocated Assets; (iv) any failure by the Subadviser to remain registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered; (v) the Subadviser being served or receiving notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or government or regulatory agency in any way relating to a Fund or potentially affecting the Subadviser’s services under this Agreement; and (v) any violation by the Subadviser of the federal securities laws;
(c)it will comply with Rule 206(4)-7 under the Advisers Act and provide an annual certification to the Investment Adviser and the Trust stating that the Subadviser has implemented a compliance program that is reasonably designed to prevent violations of the federal securities laws and will provide the Investment Adviser and the Trust access to information regarding the Subadviser’s compliance program and assistance with the Trust’s compliance with Rule 38a-1 under the 1940 Act;
(d)it will provide access to personnel, records, communications, systems, and all other relevant material as may be requested by the Investment Adviser or the Trust periodically, including but not limited to remote and on-site testing, due diligence reviews, and periodic compliance-related reports and certifications;
(e)it will treat confidentially and as proprietary information of the Trust all records and other information relative to each Fund and its prior, present or potential shareholders (“Confidential Information”), will comply at all times with all applicable laws and regulations relating to the confidentiality of “nonpublic personal information” including the

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Subject to approval by the board of trustees of the Trust for Advised Portfolios

Gramm-Leach-Bliley Act or other federal or state privacy laws and the regulations promulgated thereunder, and will not use such Confidential Information for any purpose other than the performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval may not be withheld where Subadviser is advised by counsel that the Subadviser may be exposed to civil or criminal contempt or other proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).
8.Each party represents and warrants to the other party that the execution, delivery and performance of this Agreement is within its powers and have been duly authorized by all necessary actions of its directors or members, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of either party for execution, delivery and performance of this Agreement, and the execution, delivery and performance by either party of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) such party’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon such party.
9.It is expressly understood and agreed that the services to be rendered by the Subadviser to the Investment Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Subadviser shall be free to provide similar or different services to others so long as its ability to provide the services provided for in this Agreement shall not be materially impaired thereby. In addition, but without limiting any separate agreement between the Subadviser and the Investment Adviser to the contrary, nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Subadviser who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.
10.The Investment Adviser agrees that it will furnish currently to the Subadviser all information with reference to each Fund and the Trust that is reasonably necessary to permit the Subadviser to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied. Without limiting the generality of the foregoing, Investment Adviser will furnish to Subadviser procedures consistent with the Trust’s contract with each Fund’s custodian from time to time (the “Custodian”), and reasonably satisfactory to Subadviser, for consummation of portfolio transactions for each Fund by payment to or delivery by the Custodian of all cash and/or securities or other investments due to or from the Fund, and Subadviser shall not have possession or custody thereof or any responsibility or liability with respect to such custody. Upon giving proper instructions to the Custodian, Subadviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.
11.The Subadviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and

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Subject to approval by the board of trustees of the Trust for Advised Portfolios shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Subadviser shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Subadviser in violation of this Section 12 hereof.
Except as provided in the foregoing paragraph, the Subadviser and its directors, officers, stockholders, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser or the Trust in connection with any matters to which this Agreement relates or for any other act or omission in the performance by the Subadviser of its duties under this Agreement except for any liability that is due to Subadviser’s willful misfeasance, bad faith, or negligence in the performance of its duties or by reckless disregard of its obligations or duties under this Agreement.
12.Each party shall indemnify and hold harmless the other party and its respective control persons (as described in Section 15 of the 1933 Act) and their respective directors, stockholders, members and employees (collectively, “Indemnitees”) against any and all losses, claims, damages, liabilities or expenses (including reasonable legal and other expenses of investigating or defending any alleged loss, claim, damages or liabilities) to which any of the Indemnitees may become subject under the 1933 Act, the 1940 Act, or the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on (i) any willful misfeasance, bad faith, or gross negligence of the other party in the performance of, or reckless disregard of, any of its duties or obligations hereunder, or (ii) any material breach of this Agreement by the other party.
13.If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. Except to the extent governed by federal law including the 1940 Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.
14.No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to the Trust until approved as required by applicable law.
15.Any notice to be given hereunder may be given by personal notification or by electronic or facsimile transmission, to the party specified at the address stated below:
To the Investment Adviser at:
Ziegler Capital Management, LLC
70 West Madison Street, 24th Floor
Chicago, Illinois 60602-4109

Attn: Scott Roberts
Facsimile: _______________

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Subject to approval by the board of trustees of the Trust for Advised Portfolios

To the Subadviser at:
USCA Asset Management, LLC
Street Address
City, State Zip

Attn: ________________
Facsimile: _______________

To a Fund or the Trust at:
Trust for Advised Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202

Attn:     Scott A. Resnick
Facsimile: 866-941-6727
or addressed as such party may from time to time designate by notice to other parties in accordance herewith.
16.The Subadviser agrees that for any claim by it against a Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of a Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust.

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Subject to approval by the board of trustees of the Trust for Advised Portfolios

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ZIEGLER CAPITAL MANAGEMENT, LLC By: Name: ______________________________ Title: _______________________________

USCA Asset Management, LLC By: Name: ______________________________ Title: _______________________________

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Subject to approval by the board of trustees of the Trust for Advised Portfolios

SCHEDULE A

Fund	Term		Annual Fee Rate as a Percentage of Average Fund’s Daily Net Assets
Ziegler Premium Buy-Write Fund	[ ], 2020	Initially Two Years; Annually Thereafter	0% up to $25 million, plus 33% of 0.78% of assets over $25 million.

ZIEGLER CAPITAL MANAGEMENT, LLC	USCA ASSET MANAGEMENT, LLC

By:	By:
Name:	Name:
Title:	Title:

Approved by the Board of Trustees: [ ], 2020